UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2008

Openwave Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 Seaport Boulevard Redwood City, CA	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 480-8000

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)    On July 7, 2008, Openwave announced the appointment of Karen Willem as Senior Vice President and Chief Financial Officer of the Company, to be effective on July 8, 2008.

Karen Willem, age 52, will serve as the Company’s principal financial and accounting officer. Ms. Willem served as Executive Vice President and Chief Financial Officer of Cassatt Corporation, a utility computing software company from September 2003 to June 2008. Previously, Ms. Willem served as Senior Vice President and Chief Financial Officer of iVAST, a digital media software company from September 2002 to August 2003 Ms. Willem received a B.S. in Biology from Bucknell University and an M.B.A. from the University of Pittsburgh.

In connection with her appointment, Ms. Willem will be compensated with an annualized base salary of $300,000 and an annualized guaranteed bonus of $300,000. Additionally, the Compensation Committee shall grant Ms. Willem an option to purchase 400,000 shares of the Company’s common stock. The option will vest monthly over a period of 48 months, contingent upon continued employment on the applicable vesting date. Ms. Willem and the Company will enter into a severance agreement pursuant to which, if she is terminated within the first twelve months of her employment other than for cause, she will be entitled to receive twelve months salary, plus any unpaid portion of her guaranteed bonus. Ms. Willem and the Company will also enter into the Company’s standard director and executive officer indemnification agreement and standard confidential information and invention assignment agreement.

(e)    Reference is made to the description of Ms. Willem’s compensatory arrangements described in Item 5.02(c) of this Current Report on Form 8-K, and such description is incorporated by reference into this Item 5.02(e).

ITEM 9.01	Financial Statements and Exhibits

(d)    Exhibits

Exhibit Number	Description
10.1	Employment Offer Letter dated July 7, 2008
99.1	Press Release dated July 7, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPENWAVE SYSTEMS INC.

	By:	/s/ Bruce Coleman
	Name:	Bruce Coleman
	Title:	President and Chief Executive Officer
Date: July 7, 2008

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Offer Letter dated July 7, 2008
99.1	Press Release dated July 7, 2008.